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                                                                    Exhibit 3.94

                            ARTICLES OF INCORPORATION
                                                                  Received
                                       OF                      July 12, 1982
                                                             Secretary of State
                                 DATA BOOK, INC.


                                       I.

            The name of the corporation is "Data Book, Inc."

                                       II.

            The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                      III.

            The corporation shall have perpetual duration.

                                       IV.

            The corporation is a corporation for profit and is organized to publish, to market, to distribute, to sell and to transfer any type of periodical or printed matter or documents and to engage in any lawful business or activities related thereto; and to engage in any lawful act or activity for which corporations may be organized under the Georgia Corporation Code.

                                       V.

            The corporation shall have authority, acting by its board of directors, to issue not more than 400,000 shares of a common class having no par value.

                                       VI.

            The corporation shall not commence business until it shall have received consideration of not less than $500 in value for the
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issuance of its shares.

                                      VII.

            The shareholders of the corporation shall not have any pre-emptive rights to acquire any unissued shares of the corporation.

                                      VIII.

            The address of the initial registered office of the corporation is 855 Loridan Circle, Atlanta, Fulton County, Georgia 30342, and the initial registered agent of the corporation at such address is E. @lard lqight.
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                                       IX.

      The initial board of directors shall consist of three members, the name and address of each of which are as follows:

              (a)   Ward Wight
                    Suite 2310, Tower Place
                    3340 Peachtree Road
                    Atlanta, Fulton County, Georgia 30327

              (b)   Donald Riccardi
                    565 Periwinkle Drive
                    Roswell, Fulton County, Georgia 30075

              (C)   E. Ward Wight
                    855 Loridan Circle
                    Atlanta, Fulton County, Georgia 30342

                                       X.

      The name and address of the incorporator is: George H. Connell, Jr., Attorney At Law, Suite C-4, 1401 W. Paces Ferry Road, Atlanta, Georgia 30327.

                                       XI.

      The Consent To Appointment As Registered Agent is attached hereto, marked Exhibit "A", and by reference made a part hereof. The Certificate Of Name Reservation is attached hereto, marked Exhibit "B", and by reference made a part hereof.

                                      XII.

      The provisions of these Articles of Incorporation may be amended, altered, or repealed from time to time to the extent and in the manner prescribed by the Georgia Business Corporation Code and additional provisions authorized by Georgia laws as are then in force and effect. All rights herein conferred to the directors, officers and shareholders
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are granted subject to this reservation.

      IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation.

                           This Ist day of July, 1982.


                                                /s/ GEORGE H. CONNELL, JR.
                                                --------------------------
                                                GEORGE H. CONNELL, JR.